Exhibit 10.107

AMENDED AND RESTATED

PROJECT ADMINISTRATION SERVICES AGREEMENT

BETWEEN

WYNN LAS VEGAS, LLC

(“Owner”)

AND

WYNN DESIGN AND DEVELOPMENT, LLC

(“Agent”)

FOR

WYNN LAS VEGAS

AMENDED AND RESTATED

PROJECT ADMINISTRATION SERVICES AGREEMENT

THIS AMENDED AND RESTATED PROJECT ADMINISTRATION SERVICES AGREEMENT (the “Agreement”), is dated as of December 14, 2004 (the “Effective Date”) between WYNN LAS VEGAS, LLC, a Nevada limited liability company (the “Owner”), and WYNN DESIGN AND DEVELOPMENT, LLC, a Nevada limited liability company (the “Agent” and, together with the Owner, sometimes hereinafter referred to as the “Parties”).

RECITALS

A.	The Owner owns the real property commonly known as 3131 Las Vegas Boulevard South, Las Vegas, Nevada (“Site”);

B.	The Owner is constructing on the Site a first class luxury resort and casino, including high-rise hotel space and low rise space comprised of casino and gaming areas, restaurants, retail, convention and meeting areas, a golf course, an “Aqua Theatre” showroom, a second entertainment facility, and exterior features, and all on-Site and off-Site improvements and infrastructure related thereto (the “Project”), pursuant to drawings and specifications, including as revised, amended and/or supplemented from time to time (the “Plans”);

C.	The Owner is party to that certain Master Disbursement Agreement as defined in Section 6.16 hereof, pursuant to which the Owner has undertaken to design, develop and construct the Project;

D.	The Owner has entered into (i) a Design Build Agreement effective as of June 6, 2002 with Bomel Construction Company, Inc., a Nevada corporation, relating to the construction of the primary parking facility forming a part of the Project (the “Bomel Agreement”) (ii) an Agreement for Guaranteed Maximum Price Construction Services dated as of June 4, 2002 with Marnell Corrao Associates, Inc., a Nevada corporation, relating to the construction of a major portion of the Project (the “MCA Agreement”) and (iii) a Lump Sum Agreement dated as of February 18, 2003 with Wadsworth Golf Construction Company, a Delaware corporation, relating to the construction of the golf course forming a part of the Project (the “Golf Course Agreement”) (the Bomel Agreement, MCA Agreement and Golf Course Agreement, and any other construction contracts relating to the Project and designated by the Owner (including all contracts with subcontractors, vendors, engineers and other professionals), are collectively referred to herein as the “Construction Contracts”). The Owner has also entered into a standard form of an architect agreement dated as of October 30, 2002 with Butler/Ashworth Architect’s, Ltd., LLC with respect to the provision of architects’ services, and a Professional Design Services Agreement (through the Agent) dated as of October 5, 2001 with A.A. Marnell II. Chtd. relating to the design of the Aqua Theatre. For the purposes of this Agreement, the term “Architects” shall mean each of Butler/Ashworth Architects, Ltd., LLC and A.A. Marnell II, Chtd. (solely in regard to the Aqua Theatre), and any other architect designated by the Owner. The term “Contractors” shall mean each of Marnell Corrao Associates. Inc., Bomel Construction Company, Inc. (solely in regard to the primary parking facility), and Wadsworth Golf Construction Company, and any other contractor under a Construction Contract. The Project shall also include services and materials to be provided by the Owner and other separate contractors and consultants; and

E.	The Owner and the Agent desire to set forth their agreement whereby the Agent will act as the agent of the Owner in performing certain tasks related to the design, development, planning and construction of the Project, and the Owner will reimburse the Agent for its expenses in connection with such assistance, in each case in accordance with the terms and conditions as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, conditions, covenants, obligations and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agent and the Owner hereby agree as follows:

ARTICLE 1

Responsibilities of the Agent

1.1 Responsibilities of the Agent. The Agent shall, acting on behalf of the Owner, supervise and coordinate all aspects of the design, development, planning and construction of the Project and shall do so in accordance with (i) the Plans, (ii) the budget for the Project set forth in the Disbursement Agreement (the “Budget”), and otherwise in accordance with the Disbursement Agreement. Without limiting the foregoing, the Agent’s responsibilities under this Section 1.1 shall include, but are not limited to, the following services:

(a) Contractors. The Agent shall engage contractors, suppliers, laborers, materialmen, consultants (including design consultants), and others (collectively, the “Third Party Service Providers”) as the Agent deems appropriate or desirable in connection with the design, development, planning and construction of the Project and use all reasonable efforts to ensure performance thereof.

(b) Execution of Documents. At the request and acting on behalf of the Owner, the Agent shall, as appointed representative of the Owner, execute and deliver documents related to the design, development, planning and construction of the Project.

(c) Supervision. The Agent shall use all reasonable efforts to organize, direct, coordinate and supervise the Contractors and all subcontractors (including the Third Party Service Providers) to perform all construction work, including without limitation off-Site work, diligently and in a good and workman-like manner in conformity with the Construction Contracts and the Budget and in accordance with first-class building practice and applicable laws, ordinances, rules and regulations affecting the Project.

(d) Support Staff. The Agent shall provide such administrative, secretarial and bookkeeping personnel adequate to carry out the Agent’s responsibilities under this Agreement.

(e) Leasing. The Agent shall enter into leasing or hire purchase arrangements necessary for the design, development, planning and construction of the Project.

(f) Coordination with Lenders. The Agent shall (1) review all documentation and backup evidence required for each draw request under the Owner’s financing for the Project; (2) monitor the compliance of the Project with all financing terms and conditions agreed to by the Owner and the Lenders (as defined in Section 3.3(a) below), and shall assist the Owner where applicable with such compliance; and (3) cooperate with the Lenders’ technical advisor.

(g) Enforce Contracts. At the request of the Owner, the Agent shall pursue and enforce all remedies that are available to the Owner in the event of a default or breach of warranty by the Contractors or any subcontractor, materialman or supplier (including the Third Party Service Providers).

(h) Records. The Agent shall organize, direct, coordinate and supervise the Contractors and any subcontractors to keep such full and detailed accounts as the Owner or the Agent shall deem necessary or desirable.

(i) Bonds; Guaranty. The Agent shall undertake all necessary steps to ensure that the Contractors furnish a performance and payment bond together with a guaranty of performance and completion in accordance with the Construction Contract and otherwise in accordance with the Disbursement Agreement.

(j) Architectural Review. The Agent shall review all designs, plans and specifications prepared by the Architects from time to time and shall consult with the Architects regarding such matters with the goal of ensuring that the Project is constructed in accordance with the provisions of the Disbursement Agreement.

(k) Owner’s Design and Redesign. The Agent shall produce, at the direction of the Owner, the Owner’s Design (as defined in the Construction Contracts) under the Construction Contracts. The Agent shall coordinate, supervise, advise and assist with any and all redesign work that may be necessary or desirable to keep the Project within the Budget.

(l) Change Orders. The Agent shall review and process all requested change orders with the goal of ensuring that the Project is completed on time and within the Budget and otherwise in compliance with the Disbursement Agreement.

(m) Reference Material. The Agent shall maintain on behalf of the Owner the following on a current basis or, where appropriate, supervise maintenance of the following on a current basis by the Contractors: records of all contracts, shop drawings, samples and applicable handbooks; governmental, commercial, and technical standards and specifications; maintenance and operating manuals and instructions; and any other related documents and materials that in any way arise out of or are necessary or convenient for the construction of the Project. At the completion of the Project, the Agent shall deliver to the Owner all such documents maintained by the Agent and obtain and deliver to the Owner those documents maintained by the Contractors.

(n) Cost Control. The Agent shall coordinate with the Contractors and establish an effective system of cost control.

(o) Inspections. The Agent shall conduct inspections of such various portions of the Project (when appropriate with respect to the progress of the various portions of the Project) and the Agent shall assist the Contractors in their preparation of a list of incomplete or unsatisfactory items together with a schedule for their completion.

(p) Delay Prevention. The Agent shall work with the Contractors and other contractors and consultants (including the Third Party Service Providers) to minimize labor conflicts, work stoppages and jurisdictional disputes involving the Project.

(q) Agreements with Third Parties. At the request of the Owner, the Agent shall review and provide advice on all agreements, contracts, documents and instruments relating to the Project as the Agent, in good faith and in its reasonable discretion, may deem advisable, appropriate, or convenient for the orderly development of the Project and in accordance with the Disbursement Agreement.

(r) Permits and Licenses. The Agent shall assist the Owner in its preparation of, and the Agent shall review, all applications for permits and licenses as are necessary or advisable for the completion of the Project. The Agent shall also communicate with governmental agencies, public service corporations and utilities as necessary or appropriate to proceed with and complete the Project in compliance in all material respects with all applicable laws, ordinances and regulations.

(s) Support Functions. The Agent shall assist the Owner in making its decision for purchasing and contracting in connection with the development of the Project.

(t) Budget Updates. The Agent shall assist the Owner in preparing revised budgets to reflect any material changes made to the Budget.

(u) Consultation. The Agent shall consult with Owner at any reasonable time whenever and as often as requested by the Owner regarding the Project.

(v) Post-Completion. The Agent shall assist the Owner in any and all post-completion matters as the Owner may request with regard to the Project.

ARTICLE 2

Books and Records

2.1 Books and Records. The Agent shall maintain complete and accurate books and records reflecting all the operations and transactions for which the Agent is responsible under this Agreement. Such books and records shall be kept in accordance with generally accepted accounting principles to be determined by the Owner after taking into account the requirements under the Disbursement Agreement. The books and records to be kept by the Agent shall include cost accounting records as required by the Owner. The following provisions shall apply to such books and records:

(a) Access. The Owner shall have the right to review the Agent’s books and records of the Project at any reasonable time until such time as the Agent shall have delivered all of such books and records to the Owner pursuant to Section 2.1(b) and to obtain from Agent from time to time any reasonable additional information as to the affairs of the Project.

(b) Retention. The Agent shall retain the books and records until the date that is three years after a final certificate of occupancy has been issued for the Project (excluding tenant improvement work to be done by tenants). At the end of such period or upon the request of the Owner prior to the end of such period, the Agent shall deliver such books and records to the Owner or dispose of them as instructed by the Owner.

ARTICLE 3

Owner’s Instructions

3.1 Owner’s Instructions. Notwithstanding any other provision of this Agreement, the Owner shall have the right to instruct the Agent with respect to the manner in which the Agent discharges its duties within the scope of this Agreement. The Owner shall have the right, exercisable in the Owner’s sole discretion, to revise development procedures, schedules and all other arrangements as the Owner desires. Such instructions from the Owner shall be binding and shall supersede anything to the contrary in this Agreement.

3.2 Reimbursement of Agent’s Expenses. In consideration for the performance by the Agent of its duties and obligations under this Agreement, the Owner shall compensate the Agent by reimbursing the Agent for all direct and indirect costs and expenses actually incurred by the Agent that are directly attributable to services performed pursuant to this Agreement. Such costs and expenses shall include, but not be limited to, overhead (including, without limitation, insurance, infrastructure, administrative services, office and operating supplies, and in-house services); third party costs to consultants, vendors and others; salaries of all personnel (including, without limitation, benefits, vacation pay, bonuses, union and similar dues or payments, contributions to retirement and other plans); and all other costs and expenses that are incurred by the Agent, to the extent that they are relevant and appropriate to the Agent’s services relating to the Project. All such costs and expenses payable hereunder may be increased or decreased from time to time in accordance with reasonable business practices conducted on an arm’s length basis, but shall be without mark-up or add-on of any kind.

3.3 The Lenders.

(a) The Lenders. The Agent acknowledges and agrees that the Owner has provided notice to the Agent that the Owner’s funds for construction of the Project shall be borrowed and/or derived substantially from one or more lenders providing financing for the Project from time to time (the “Lenders”), and the Owner’s ability to obtain such funds shall be subject to one or more loan documents and conditions precedent to advances thereunder. The term Lenders shall also mean and include any and all trustees, intercreditor agents, disbursement agents, administrative agents, consultants, architects, inspectors, construction managers, auditors and engineers appointed or retained directly or indirectly by or on behalf of any of the Lenders. The Owner shall have the right to assign the Agreement to any one or more Lenders, and the Agent shall cooperate with the Owner in any such assignment and reasonably consent thereto.

(b) Inspection Rights. The Lenders shall be entitled to the same inspection rights as the Owner has under Section 2.1(a) of this Agreement, subject to the provisions of the Disbursement Agreement.

(c) General Cooperation. The Agent agrees to cooperate fully with all such Lenders, and the Agent agrees to (i) communicate with the Lenders and, on request, to execute, provide and/or deliver as the case may be such documents, certificates, consents, invoices and instruments, and other information, as the Lenders may reasonably request with respect to the services performed in connection with this Agreement or the Project; and (ii) enter into a consent to assignment in favor of the Lenders consenting to the collateral assignment of this Agreement to the Lenders.

ARTICLE 4

The Agent

4.1 Agent’s Covenants. The Agent covenants, for the term of this agreement, that:

(a) it will perform all of its obligations hereunder in a prompt and workman-like manner in accordance with this Agreement; and

(b) it will ensure that it has assigned sufficient personnel and has engaged sufficient consultants for the performance of its obligations hereunder.

4.2 Standard of Services. The Agent represents that it has reviewed in detail the Construction Contracts. The Agent agrees that:

(a) in performing its services under this Agreement, it will comply with and, if applicable, perform the Owner's obligations under the Construction Contracts; and

(b) it will not cause the Owner to be in breach of the Construction Contracts.

ARTICLE 5

Termination

5.1 Termination. The Owner may terminate this Agreement at any time without cause upon sixty (60) days prior written notice, and immediately with cause; provided, however, that until Final Completion (as defined in the Disbursement Agreement) neither the Owner nor the Agent may terminate without the consent of the Disbursement Agent. Within five (5) days of the termination of this Agreement, the Owner shall reimburse the Agent for all costs and expenses of the Agent incurred by the Agent for the services performed pursuant to the terms of this Agreement up to the date of termination, less all payments previously made to the Agent under this Agreement and any amounts owed by the Agent to the Owner under this Agreement. The Agent shall cooperate fully with the Owner, and shall deliver the books and records pertaining to the Project as the Owner shall direct upon the termination of this Agreement.

5.2 Casualty. If the Project is wholly or materially damaged or destroyed by war, fire, storm, lightning, flood, earthquake, settlement or defective soil, expansion or contraction, cracking or deflection, surface or subsurface water, mob violence, vandalism, or other casualty before issuance of a final certificate of occupancy, the Owner shall have the right in its sole and absolute discretion either (a) to terminate this Agreement without liability or (b) to continue development of the Project.

ARTICLE 6

Miscellaneous

6.1 Merger; Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the Parties.

6.2 Severability; Enforceability. Whenever possible, each provision of this Agreement shall be interpreted so as to be effective and valid under applicable law. If, however, any provision of this Agreement shall be prohibited, unenforceable, invalid or void under applicable law, then such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.3 Owner’s General Indemnity. The Owner shall indemnify and hold the Agent harmless from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, the “Losses”) imposed on, sustained, incurred or suffered by the Agent, directly or indirectly, that arise out of (a) any breach by the Owner of any of its agreements or covenants contained in this Agreement, or (b) any act committed by the Agent in the performance of its obligations under this Agreement unless such Losses are caused by the Agent’s gross negligence or willful misconduct.

6.4 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed properly given if mailed, delivered personally, telecopied (which is confirmed), sent electronically or sent by recognized overnight courier service to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Owner:	Wynn Las Vegas, LLC
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Facsimile No. (702) 770-1100
Attention: President

with a copy to:	Wynn Las Vegas, LLC
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Facsimile No. (702) 770-1520
Attention: General Counsel

If to the Agent:	Wynn Design and Development, LLC
3145 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Facsimile No. (702) 770-5001
Telephone No. (702) 770-5100
Attention: Executive Vice President—Project Director

with a copy to:	Wynn Resorts, Limited
Legal Department
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Facsimile No. (702) 770-1520
Attention: General Counsel

Each Party shall have the right to change its address at any time by delivering notice of the new address in compliance with this Section 6.4.

6.5 Litigation Costs. If any Party brings any action, suit or proceeding against the other Party hereunder to enforce or interpret any provision of this Agreement, the prevailing Party shall be entitled to recover from the other Party all costs and expenses relating to such action, suit or proceeding, including reasonable attorneys’ fees and expenses.

6.6 Dispute Resolution and Governing Law.

(a) Judicial Determination. All claims and disputes and other matters in question arising out of or relating to this Agreement or the breach thereof, shall be decided by a court of competent jurisdiction in the State or Federal Courts in the City of Las Vegas or County of Clark, Nevada. The existence of any claim, dispute or legal proceeding shall not relieve the Agent from its obligation to properly perform its services as set forth in this Agreement.

(b) Governing Law. This Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Nevada, without regard to Nevada’s choice of law provisions.

6.7 No Waiver. Except as expressly set forth herein, no waiver of any of the provisions of this Agreement shall be binding unless executed in writing by the waiving Party, and any such waiver shall not constitute a waiver of any other provision of this Agreement, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

6.8 Assignment. This Agreement shall bind and benefit the Parties and their successors and assigns. The Agent may not delegate its responsibilities or obligations or assign its interest under this Agreement without the prior written consent of the Owner, which the Owner may withhold for any reason or for no reason. The Agent acknowledges that Owner is relying on the Agent’s skills and expertise. Any purported assignment by the Agent in breach of this Section 6.8 shall be null and void. The Owner shall have the absolute right to assign this Agreement, in part or in whole, and delegate any of its responsibilities or obligations under this Agreement at any time.

6.9 Survival. Any provisions which by their express terms extend beyond termination of this Agreement or which by their nature so extend shall survive termination of this Agreement. Such provisions shall include, without limitation, the Agent’s covenants, representations, warranties, releases and indemnities and the benefit thereof.

6.10 Subordination. Notwithstanding the provisions of § 108.225 (and any related section) of the Nevada Revised Statutes and anything to the contrary in this Agreement but in accordance with Section 1.1(q) of this Agreement, the Agent agrees for itself and for every subcontractor and every other person performing any services or providing any materials relating to this Agreement, that any and all liens and lien rights and benefits (including enforcement rights) the Agent and or any of the other foregoing parties may or does have under applicable law (including, without limitation, Nevada Revised Statutes §§ 108.221-108.246), shall at all times be subordinate and junior to any and all liens, security interests, mortgages, deeds of trust and other encumbrances of any kind (on the Site and otherwise) in favor of any of the Lenders (“Lender Liens”), notwithstanding that such services may be or are commenced or done on, and materials may be or are furnished to, the Site prior to any Lender Liens being imposed upon or recorded against the Site or any of the Owner’s assets and before expiration of the time fixed under applicable law for filing of mechanics and materialmen’s liens. The Agent shall, and the Agent shall cause every subcontractor at every tier, and any other person performing services or providing materials in connection with this Agreement to, sign and deliver to the Owner and the Lenders from time to time upon request by the Owner or any of the Lenders: (i) written and recordable acknowledgments and restatements of the provisions of this Section 6.10 and the subordination described herein, and (ii) such affidavits, certificates, releases, indemnities, waivers and instruments (and in form and content) as the Owner’s or the Lender’s title insurer shall require to allow such insurer to issue such title endorsements as the Owner or the Lenders require (including insuring first priority of Lender Liens). The Agent’s or any subcontractor’s or other person’s, failure, or the failure of any party for whom the foregoing are responsible or liable at law or under this Agreement, to provide the items required in clauses (i) and (ii) hereinabove upon request, or the Owner’s or the Lender’s inability to obtain at any time endorsements to the Lender’s title policies (or issuance of initial title policies) insuring first priority of Lender Liens, including without limitation senior to any mechanics’ or materialmen’s lien or lien rights, shall constitute a material default and breach of this Agreement and failure of a condition to any payment by the Owner owed to the Agent under this Agreement or otherwise.

6.11 Headings. Section and other headings are not to be considered part of this Agreement, having been included solely for the convenience of the Parties.

6.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.13 Further Assurances. Each Party agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary as requested by the other party to carry out the transactions contemplated by this Agreement.

6.14 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

6.15 Time of Essence. Each of the Parties hereby agrees that, with regard to all time periods set forth or referred to in this Agreement, time is of the essence.

6.16 Master Disbursement Agreement. Each of the Owner and the Agent acknowledges that pursuant to that certain Master Disbursement Agreement entered into on or about the date hereof among the Owner, Wynn Las Vegas Capital Corp. (“Capital Corp.”), Deutsche Bank Trust Company Americas, as Bank Agent and Disbursement Agent, and U.S. Bank, National Association, as Indenture Trustee (the “Disbursement Agreement”), the Owner and Capital Corp. jointly and severally agreed, in favor of the Funding Agents and the other Secured Parties (each as defined in the Disbursement Agreement) to cause Final Completion (as defined in the Disbursement Agreement) to occur and further agreed to comply with various other covenants and agreements set forth in the Disbursement Agreement. Each of the Owner and the Agent hereby agrees that this Agreement is intended to document the relationship between the Parties hereto but shall not, in any respect, affect the Owner’s obligations under the Disbursement Agreement. To that effect, each of the Owner and the Agent agrees that for so long as the Disbursement Agreement is in effect, the Disbursement Agreement shall take precedence over any and all of the Parties’ respective obligations hereunder and that in the event of any conflict between this Agreement and the Disbursement Agreement, the Disbursement Agreement shall govern. Further, the obligations of the parties hereunder are independent of the Owners obligations under the Disbursement Agreement, and the Owner shall continue to perform its obligations under the Disbursement Agreement without regard to any breach, default or any other action or inaction by the Agent hereunder. The Lenders shall be third party beneficiaries of this Agreement entitled to enforce the provisions hereof, but shall not be bound in any respect by this Agreement.

6.17 Intent of the Parties. The Agent and the Owner acknowledge that applicable Nevada Revised Statutes in certain circumstances, among others (i) regulate the process by which an owner can withhold payment(s) to a contractor or subcontractor, including the amount(s) that can be withheld, and (ii) regulate when and how an owner or a contractor can terminate a construction contract and the available remedies upon such termination. It is the express intent of the parties that the Agent completely and unconditionally waive to the full extent allowable each and all of those Nevada Revised Statutes that are in conflict with the provisions of this Agreement, including those with regard to the matters described in the foregoing clauses (i) and (ii). Provided, however, the Owner and the Agent acknowledge that some applicable provisions of the Nevada Revised Statutes cannot be waived. Accordingly, to the extent the foregoing waiver by the Agent is expressly prohibited by applicable Nevada Revised Statutes as to certain provisions thereof, the Agent’s foregoing waiver shall not be deemed to extend to those non-waivable provisions of the Nevada Revised Statutes. In such circumstances, if any, where one or more provisions of this Agreement are in conflict with provisions of the Nevada Revised Statutes that cannot be waived, the offending portions of the provision in this Agreement shall be interpreted so as to be consistent with the nonwaivable sections of the Nevada Revised Statutes. To the extent such interpretation renders any portions of this Agreement ineffective, it is the intent of the parties that only such offending portion shall be so deemed, and the remainder of the provision in this Agreement shall be of full force and effect.

IN WITNESS WHEREOF, the parties hereby execute this Agreement by signature of their respective duly authorized representatives as of the Effective Date.

“OWNER”				“AGENT”

WYNN LAS VEGAS, LLC, a Nevada limited liability company				WYNN DESIGN AND DEVELOPMENT, LLC, a Nevada limited liability company

By:	Wynn Resorts Holdings, LLC, a Nevada limited liability company, its sole member			By:	Wynn Resorts, Limited, a Nevada corporation, its sole member
					By:	/s/ Marc H. Rubinstein
					Name:	Marc H. Rubinstein
	By:	Wynn Resorts, Limited, a Nevada corporation, its sole member			Title:	SVP & Secretary

		By:	/s/ Marc H. Rubinstein
		Name:	Marc H. Rubinstein
		Title:	SVP & Secretary

Signature Page – Project Administration Services Agreement